Exhibit 99.1

NEXCEN BRANDS, INC.
UNAUDITED PURCHASE PRICE INFORMATION

On August 7, 2007, the Company acquired substantially all of the intellectual and intangible property associated with the Pretzel Time and Pretzelmaker Brands. A separate statement of assets acquired has not been presented in the accompanying audited financial statements of the Pretzel Time and Pretzelmaker Brands since the intellectual and intangible property had no carrying value in the accounts of the seller as these assets were fully amortized.

The preliminary purchase price allocation is based on the estimated fair values of the assets acquired as follows:

Trademarks	$27,500
Franchise agreements	740
Non-compete agreement	1,000
Goodwill	1,127
Preliminary purchase price allocation	$30,367

The preliminary purchase price allocation is included in the following presentation of the unaudited pro forma condensed consolidated balance sheets of the Company in the column labeled “Pretzel Time and Pretzelmaker Brands Pro Forma”.